EXHIBIT 10.25

AMENDED AND RESTATED SERVICE AGREEMENT

THIS AMENDED AND RESTATED SERVICE AGREEMENT (this “Agreement”), dated as of February 5, 2009, is entered into by Rivertek Medical Systems, Inc., a Minnesota corporation with offices located at 3550 Lexington Ave. No. #209, St. Paul, MN 55126 (hereinafter referred to as “Rivertek”), and Scivanta Medical Corporation, a Nevada corporation with offices located at 215 Morris Avenue Spring Lake, NJ 07762 (hereinafter referred to as “Scivanta”).

RECITALS

WHEREAS, Rivertek and Scivanta entered into a Service Agreement dated February 1, 2008, as amended on April 28, 2008 (the “Original Agreement”);

WHEREAS, Rivertek and Scivanta wish to expand the scope of the Original Agreement as provided for herein and for Rivertek to provide the services of the type described in Exhibit A (“Services”);

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Rivertek and Scivanta agree as follows:

Article I - Agreement

This Agreement replaces and supercedes the Original Agreement.

Article II - Definitions

Section 2.01. Employees.  Individuals who perform Services for and on behalf of Rivertek in an employer-employee relationship to Rivertek.

Section 2.02. Consultants.  Individuals who perform Services for or on behalf of Rivertek in the capacity of an independent consultant to Rivertek.

Section 2.03. Person or Personnel.  Both Employees and Consultants.

Section 2.04.  Confidential Information.  All confidential data, specifications, ideas, know-how, designs, code, writings, technology, plans and other information of Scivanta and its clients, or of another person which have been entrusted to Rivertek.  Results (as defined below) generally are Confidential Information.

Section 2.05.  Scivanta Materials.  All physical embodiments of Confidential Information (such as in documents or computer tapes, or physical objects such as prototypes or models), and all other Scivanta physical property (such as hardware, equipment, supplies and tools).

Section 2.06.  Rights.  Ownership of intellectual property rights (patents, patent applications, copyrights, trademarks, service marks, mask work rights, “moral rights,” and trade secrets) in Confidential Information and in Results.  If “moral rights” cannot legally be transferred to Scivanta, where this Agreement requires transfer of “moral rights” to Scivanta, this shall be construed to require the owner of the “moral rights” to waive them and to consent to any Scivanta action which would violate the “moral rights.”

Section 2.07.  Results.  All results of the Services including all data, ideas, information, tangible results, all documentation, and all Technology/Writings.

Section 2.08.  Technology/Writings. Any aspect of the Results in which one can have Rights (e.g., inventions/patents; working of authorship/copyrights; know-how/trade secrets).

Article III -Services by Rivertek

Section 3.01. Services Provided.  During the term of this Agreement, Rivertek shall provide Services as requested by Scivanta from time-to-time and such additional services as may be requested by Scivanta.  Any additional services requested by Scivanta shall be set forth in an amendment to this Agreement, the terms of which will be agreeable to both parties.

Section 3.02. Where Provided.  Services shall be performed by Personnel at the facilities of Rivertek, Scivanta, or and authorized supplier, unless otherwise agreed to by Rivertek and Scivanta.

Article IV -Assignment and Release of Personnel

Section 4.01. Assignment.  Rivertek shall select Personnel to perform Services for Scivanta who are qualified to perform the requested Services, and when requested by Scivanta, shall submit their names and qualifications to Scivanta.  Scivanta shall review the Personnel qualifications and conduct interviews of those Personnel where appropriate to determine their suitability for the job, after which Scivanta will accept or reject such Personnel.

Section 4.02. Release of Personnel.  After acceptance of a Person to perform Services, Scivanta may release such Person from performing Services at any time, with or without cause, upon five (5) working days prior notice to Rivertek; provided, however, Scivanta may release any Person without prior notice to Rivertek if, in Scivanta’s opinion, such Person does not perform satisfactorily, does not comply with Scivanta’s security requirements or other rules and regulations applicable to the conduct of Rivertek’s Personnel, or for other good cause relating to the performance of Services by such Person.

Section 4.03. Withdrawal.  After acceptance of a Person to perform Services, Rivertek may withdraw such Person from performing Services on ten (10) working days prior written notice to Scivanta; provided, however, Rivertek uses its best efforts to provide Scivanta with a replacement Person acceptable to Scivanta.

Article V -Charges and Payment

Section 5.01. Charges.  Charges for Services shall be on a time incurred basis as set forth in the Exhibit A to this Agreement and the Exhibit A rates shall be fixed for one year following execution of this Agreement.  Rivertek shall have the right to adjust Exhibit A rates on a yearly basis by providing a revised Exhibit A to Scivanta.  Personnel subject to overtime payments after forty (40) hours worked in a given week will have their overtime hourly rate specified.  Airfare shall not be billed at higher than coach class rates (or, if lower, the fare actually paid).  An itemization of expenses shall be included with each invoice.  Travel time which occurs during normal Rivertek business hours shall be billable; provided, however, that such time is not separately billed to a different Rivertek client.

Section 5.02. Invoices.  Rivertek shall submit invoices weekly to Scivanta for Services rendered, for items purchased, and authorized expenses incurred.  Invoices shall be sent to Scivanta at 215 Morris Avenue Spring Lake, NJ 07762, Attention: Thomas S. Gifford.  Each invoice will show the name and number of hours for each Person who performed Services during the invoice period and, for equipment supplied by Rivertek, the type of equipment and hours used.  All invoices shall reference Rivertek’s Purchase Order Number.

Section 5.03. Payment.  Invoices shall be payable thirty (30) days from receipt.

Section 5.04. Supporting Documentation.  Scivanta, upon request, shall be permitted to inspect all time reports and similar documentation in Rivertek’s possession and control relating to Services provided pursuant to this Agreement.

Article VI - Rivertek Personnel

Section 6.01. Personnel of Rivertek.  Rivertek shall be an independent contractor to Scivanta.  Rivertek and Scivanta acknowledge and agree that although Personnel performing Services may at some times perform those Services under the general direction of Scivanta, such Personnel shall at all times and for all purposes be deemed Employees of or Consultants to Rivertek and not employees of Scivanta.  Rivertek shall advise all Personnel of this fact.

Section 6.02. Wages and Salaries.  Rivertek shall be responsible for all contract obligations it may have with its Consultants, for the payment of all wages and salaries payable to Employees, and the cost of providing Employees with any fringe benefits to which they are entitled by reason of being employed by Rivertek.  Rivertek shall be responsible for withholding payroll taxes from the wages and salaries paid to Employees and the payment of such payroll and employer taxes to government agencies.  Rivertek shall also provide workman’s compensation insurance, unemployment insurance and any other insurance required by statute in respect of Employees provided hereunder.

Section 6.03.  Pass-through of Obligations.  Rivertek shall have a written agreement in place with each Person defining its relationship with such Person and the obligations of Rivertek and such Person under this Agreement.  The written agreement will enable Rivertek to comply with its obligations to Scivanta under Article VII and Article IX.  For example, the Person must agree that Rivertek (or Rivertek’s client directly) is the owner of all Rights, so Rivertek can assign the Rights to Scivanta.

Section 6.04. Non-Solicitation.   During the term of this Agreement, neither party shall solicit any personnel of the other party to leave in order to become an employee or consultant of the first party.  Offers to the public or the trade generally shall not constitute solicitation.

Article VII - Property Rights of Scivanta

Section 7.01. Confidentiality.  Rivertek acknowledges that Personnel will have access to Confidential Information while performing Services pursuant to this Agreement.  Rivertek, for itself and its Personnel, agrees to maintain the confidentiality of such Confidential Information and to not disclose it to third parties or Personnel of Rivertek other than those Personnel who have a need to have such Confidential Information to perform Services, without the prior written consent of Scivanta.

Section 7.02. Use of Scivanta Property.  Neither Rivertek nor any Person shall use for their benefit, or for the benefit of any person or entity other than Scivanta, any Confidential Information or Scivanta Materials.

Section 7.03.  Returnability.  Rivertek Personnel and Rivertek shall have no ownership or license rights in any Confidential Information (including Results) or Scivanta Materials or related Rights.  Upon completion of the Services, Rivertek shall return to Scivanta all copies and originals of Scivanta Materials, and all copies and originals of all notes, documents or other materials created by Rivertek Personnel embodying or reflecting any of the foregoing.

Section 7.04.  Ownership of Rights.  All Rights in all Results shall be the sole property of Scivanta.  Rivertek hereby assigns (and agrees to assign) to Scivanta all such Rights.  Furthermore, it is agreed that all works of authorship within the Results are works made for hire.

Section 7.05.  Cooperation in Assignment/Enforcement of Rights.  Rivertek (for it and its Personnel) agrees to provide all reasonable assistance to Scivanta in obtaining, maintaining, defending and enforcing Rights, in the name of (or transferred to) Scivanta, with respect to the Results.

Section 7.06.  Disclosure.  Rivertek shall promptly disclose to Scivanta, Results which Rivertek in good faith believes are material to Scivanta, and agrees to conform to Rivertek’s Engineering and Product Development Procedures, including those relating to the delivery of Results.  Rivertek shall promptly disclose to Scivanta all inventions of Personnel for which, to Rivertek’s knowledge, any patent application relating to the subject matter of the Services is filed.  Such disclosure shall be kept confidential by Scivanta unless Scivanta is the true owner of the Rights to the invention.

Section 7.07. Originality Warrant.  Rivertek warrants to the best of its knowledge that all technology/writings created by Personnel shall be original creations for Scivanta for hire and shall not knowingly infringe any U.S. rights of a third party.

Article VII - Indemnification

Services performed under this Agreement by Rivertek Personnel shall be performed at the request of Scivanta personnel.  Scivanta shall indemnify and hold Rivertek harmless from any loss, damage, cost or expense which Rivertek may incur by reason of or arising out of any person filing any lien against any property of Rivertek or any claim or lawsuit against Rivertek arising from Rivertek’s provision of Services pursuant to this Agreement (except in the case of willful misconduct, gross negligence or material breach of contract by Rivertek or Rivertek Personnel).

Article VIII - Term and Termination

This Agreement shall be effective February 5, 2009, and shall continue in effect until December 31, 2010 unless it is earlier terminated by either party upon giving the other party not less than seventy-two (72) hours prior written notice of termination.  The obligations in Article VI shall survive the termination of this Agreement.

Article IX - Miscellaneous

Section 9.01. Notices.  Written notices required or permitted hereunder shall be deemed to have been delivered if sent by first class mail, postage prepaid, to the following addresses or such other address as may be designated by a party:

If to Rivertek:

Rivertek:
3550 Lexington Ave. No.
#209
St. Paul, MN 55126
Attn:  Managing Director

If to Scivanta:

215 Morris Avenue
Spring Lake, NJ 07762
Attn: Thomas S. Gifford
Executive Vice President and CFO.

Section 9.02. Insurance.  Rivertek shall maintain liability insurance providing coverage for personal injury (including death) and property damage caused by any negligence or intentional act or omission or Rivertek, its directors, officers, employees or agents.

Section 9.03. Disclaimer of Agency.  This Agreement shall not make either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party except as expressly set forth in this Agreement.  Each party agrees that it will not attempt to assume, create, or incur any such liability or obligation against or in the name of or on behalf of the other party.

Section 9.04. Entirety of Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

Section 9.05. Non-Waiver.  The failure of either party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be constructed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

Section 9.06. Headings.  The headings contained in this Agreement have been added for convenience only and shall not be constructed as limiting.

Section 9.07. Severability.  In the event any term or terms of this Agreement is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be construed in such a way as to make them valid and enforceable to the maximum extent possible in such a way as to make effective the parties expressed intent insofar as possible, and all the remaining terms of this Agreement shall remain in full force and effect.

Section 9.08. Governing Law.  The validity, performance and construction of this Agreement shall be governed by the laws of the State of New Jersey, without regard to the conflicts of law provisions thereof.  The parties hereby agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of New Jersey.

Section 9.09. Assignment.  Neither this Agreement nor the rights and obligations arising hereunder may be assigned or transferred by either party without the prior written consent of the other party.  Any attempted assignment in violation of the preceding sentence shall be null and void.

Section 9.10. Equitable Remedies.  Rivertek acknowledges Scivanta will suffer serious, irreparable harm if Rivertek violates this Agreement, and that damages would not be an adequate remedy for the breach.  Therefore, in the event of any such breach, in addition to other available remedies, Scivanta shall have the right (without being required to post any bond or other security) to obtain temporary, preliminary and/or permanent injunctive relief and/or specific performance.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed, effective as of the date set forth in the first paragraph hereof.

Rivertek Medical Systems, Inc.

By:	/s/ Dennis G. Hepp
Dennis G. Hepp
Managing Director

Scivanta Medical Corporation

By:	/s/ David R. LaVance
David R. LaVance
President and CEO

EXHIBIT A TO THE AMENDED AND RESTATED SERVICE AGREEMENT BETWEEN RIVERTEK MEDICAL SYSTEMS, INC.
AND SCIVANTA MEDICAL CORPORATION

DATED: February 5, 2009

1.
Description of Services:  Development and testing of products, processes, and procedures on behalf of Scivanta.  Management and supervision of Scivanta’s subcontract development and test suppliers, including budgets, schedules, work output, and processes.  Preparation and submission of regulatory (FDA and CE Mark) filings on behalf of Scivanta.

2.
Acceptance Criteria:  The Services shall not be considered complete until accepted by Scivanta in accordance with established specifications, government regulations, and accepted industry development practices.

3.
Expected Duration of Services:  Rivertek shall begin the Services on or about February 5, 2009, and will continue to provide Services on an as-requested basis through December 31, 2010.  Rivertek will be notified of Scivanta’s need for Services, and the expected duration of those Services when the work is available.

4.	Schedule of Charges: This is a time and materials contract. Charges for Personnel will be billed at the following rates:

Dennis Hepp	Senior Program Manager	$90.00/Hr*
Allan Beale	Senior Electrical Engineer	$86.00
Scott Meyerson	Senior Electrical Engineer	$95.00
Thomas Balster	Design Engineer	$74.00
Janice Pearson	Senior Manufacturing/Test Engineer	$78.00
Saks Tongkhuya	Test Engineer	$68.00
Larry Scott	Senior Software Test Engineer	$76.00
Phyllis Hepp	Logistics and Procurement Manager	$55.00
Device Assembly and Test Personnel**		$40.00/$55.00**

* Subject to terms of April 2008 Warrant Agreement
** Subject to overtime rates beyond 40 hours per week